                                                                    EXHIBIT 99.1

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports Fourth Quarter and Year-End 2004 Results

         Chesterfield, MO - March 16, 2005 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) today reported fourth quarter and 2004 year-end results and debt covenant resolution.

         The Company posted a fourth quarter net loss of $6.6 million, or $(0.25) per diluted share, primarily reflecting losses in its tunneling segment. The Company reported a net loss of $11.0 million, or $(0.41) per diluted share, in the fourth quarter of 2003. For the year ended December 31, 2004, net income was $0.6 million, or $0.02 per share, compared to $3.5 million, or $0.13 per share, reported a year ago.

         The fourth quarter net loss was greater than the estimate previously reported on January 27, 2005 due primarily to the results of a comprehensive project-by-project review of all the work in the tunneling segment during the fourth quarter of 2004 and the early part of 2005. As a result of this review, the estimated margins on the projects referred to above were evaluated and adjusted accordingly.

         Primarily as a result of the tunneling losses, the Company violated one of its debt covenants under its debt agreements at December 31, 2004. The Company has negotiated amendments to its debt agreements with less restrictive financial covenants in place. The Company believes it will maintain compliance with these new covenants throughout 2005 and beyond.

         The Company's other businesses, Rehabilitation and Tite Liner(R), performed generally within expectations during 2004, except for two North American regional operations. For the year, Rehabilitation revenues increased 11.6% to $409.4 million compared to $366.7 million in 2003. Gross profit similarly increased 12.0% to $94.3 million compared to $84.2 million in 2003. The gross profit margin remained stable at 23.0% in both 2004 and 2003.

         Despite a revenue increase from the third quarter of 2004 to the fourth quarter of 2004, the Rehabilitation segment experienced a decline in gross profit of $2.6 million from quarter to quarter, which represented a 3.3 basis point decrease in gross margin percentage. Two regions in North America experienced a decline in profitability due to higher subcontractor utilization, which carried lower margins, coupled with the effects of under-utilized labor and equipment resulting from temporary backlog shortfalls



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and work release delays. In addition, the Company experienced an increase in fuel and resin costs in the fourth quarter of 2004 of approximately $1.1 million compared to the third quarter of 2004. This increase in raw materials is expected to continue in 2005, as the underlying commodity prices remain at higher levels.

         Tite Liner(R) improved its 2004 results over 2003. Revenues were up 19.0% to $24.5 million in 2004 compared to $20.6 million in 2003. Gross profit increased 28.1% to $8.3 million compared to $6.5 million in 2003. Gross profit margins improved to 34.0% in 2004 from 31.6% in 2003. The successful completion of a significant foreign project along with improved pricing contributed to Tite Liner(R)'s success in 2004.

         Total contract backlog at December 31, 2004 was $328.3 million, an increase of $120.2 million from December 31, 2003. In the Rehabilitation segment, contract backlog was $190.4 million, reflecting an increase of $78.6 million, or 70.3%, from the prior year, and an increase of $28.8 million, or 17.8%, from September 30, 2004. This increase is reflective of stronger markets in the United States and Europe, along with management's investment in business development and expanding the Company's sales force during the year. Contract backlog also increased during 2004 from the prior year in the tunneling and Tite Liner(R) segments by $40.0 million and $1.6 million, respectively.

         As previously reported on January 27, 2005, the Company's unrestricted cash balance was $93.2 million at December 31, 2004 compared to $93.9 million at the end of 2003. This position was achieved after $35.2 million in capital expenditures and $19.0 million in debt repayments in 2004. The Company also received $9.1 million in tax refunds and $3.6 million from the exercise of stock options during the year. The Company expects to use these funds for a variety of purposes including, among other things, working capital to fund growth, capital and operating expenses, research and development of new products and development of new markets. A regularly scheduled debt amortization payment of $17.7 million, inclusive of interest, was made on February 14, 2005.

         The losses in the tunneling segment discussed above primarily stem from a significant adverse gross margin adjustment on one large tunneling project in Chicago. The total gross adjustment was $7.3 million during the fourth quarter of 2004, and $11.0 million for the year ended December 31, 2004. During the third quarter of 2004, the Company recorded a downward adjustment to the gross margin on this project of $3.7 million. These margin adjustments stem from additional labor and related overhead costs due to delays and issues encountered while completing concrete



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finishing work. In addition, the project suffered from higher-than-anticipated material costs related to inflationary increases including increased concrete and steel pricing. The project had been essentially on target until the later stages.

         There also were unexpected job costs on a number of other tunneling projects during the fourth quarter of 2004 caused by higher-than-expected material costs and unfavorable labor productivity issues. Several projects incurred costs related to changed or differing site conditions, which will likely have associated claims that may benefit future periods.

         The Company has successfully implemented certain strategic initiatives over the past year. A few examples include:

         o A study of the Company's logistics was conducted, and improvements were implemented, which are expected to yield meaningful cost savings in the coming years.

         o The manufacturing facility in Batesville, Mississippi, completed its expansion and consolidation during the year and, in the second half of 2004, delivered cost savings due to efficiency gains and reductions from the elimination of higher third-party supply costs.

         o Due to stepping up crew training and continuing safety efforts, a 30% improvement in our safety recordable incident rate was achieved during the year in North America.

         o Quality was improved during the year, with sewer back-ups down by more than 40% in 2004 compared to 2003.

         o The research and development team made significant strides in developing and commercializing the highly efficient use of steam in the CIPP curing process. These advances allowed the Company to install more than 400,000 feet of CIPP using steam in 2004, while advancing the technical envelope for the use of steam in varying conditions.

         o The growth in two of our core businesses (Rehabilitation and Tite Liner(R)) is encouraging and reflects our increased professional sales group and the increased number of Insituform CIPP Process crews employed.

         Finally, the outlook for 2005 is encouraging, but not without challenges. Already in the first quarter of 2005, the Company has experienced continued margin pressure from increased resin costs as well as low crew productivity as a result of severe weather conditions in certain regions. The Company also expects to continue to work through various issues in the tunneling business. However, in the core businesses, the Company expects to benefit



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from an estimated 9.0% increase in 2005 in sewer rehabilitation spending compared to 2004, as reported in Underground Construction Magazine (February
2005).

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

         This news release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for the Company's products and services, the geographical distribution and mix of the Company's work, the ability of the Company to attract business at acceptable margins, foreseeable and unforeseeable issues in projects that make it difficult or impossible to meet projected margins and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.


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                          INSITUFORM TECHNOLOGIES, INC.
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                    (In thousands, except per share amounts)


                                                       For the Three Months               For the Twelve Months
                                                        Ended December 31,                  Ended December 31,
                                                      2004              2003              2004              2003
Revenues                                          $    127,429      $    121,786      $    542,598      $    487,272
Cost of revenues                                       114,137           104,083           443,099           384,614
Gross profit                                            13,292            17,703            99,499           102,658
Operating expenses                                      24,154            25,354            91,321            81,067
Operating income (loss)                                (10,862)           (7,651)            8,178            21,591
Other (expense) income:
  Interest expense                                      (2,192)           (2,472)           (9,305)           (8,235)
  Other                                                    822            (1,847)            1,212            (1,274)
Total other expense                                     (1,370)           (4,319)           (8,093)           (9,509)
Income (loss) before taxes
   on income                                           (12,232)          (11,970)               85            12,082
Taxes (benefit)                                         (5,766)           (2,572)             (835)            6,809
Income (loss) before minority
  interests, equity in
  earnings (loss) and
  discontinued operations                               (6,466)           (9,398)              920             5,273
Minority interests                                          60               (67)             (107)             (211)
Equity in losses of
  affiliated companies                                    (181)             (635)             (216)             (434)
Income (loss) from continuing
  operations                                            (6,587)          (10,100)              597             4,628

Loss from discontinued
  operations                                                --              (872)               --            (1,103)
Net income (loss)                                 $     (6,587)     $    (10,972)     $        597      $      3,525
Earnings per share:
  Basic:
    Income (loss) from
       continuing operations                      $      (0.25)     $      (0.38)     $       0.02      $       0.17
    Loss from discontinued
      operations                                            --             (0.03)               --             (0.04)
    Net income (loss)                             $      (0.25)     $      (0.41)     $       0.02      $       0.13
  Diluted:
    Income (loss) from
       continuing operations                      $      (0.25)     $      (0.38)     $       0.02      $       0.17
    Loss from discontinued
      operations                                            --             (0.03)               --             (0.04)
    Net income (loss)                             $      (0.25)     $      (0.41)     $       0.02      $       0.13
  Weighted-average common
    shares- basic                                       26,726            26,457            26,649            26,471
  Weighted-average common
    and equivalent shares-
    diluted                                             26,993            26,606            26,810            26,621



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
SEGMENT DATA
Revenues
  Rehabilitation                        $    106,230      $     90,984      $    409,408      $    366,690
  Tunneling                                   15,571            25,439           108,729           100,020
  Tite Liner                                   5,628             5,363            24,461            20,562
Total revenues                          $    127,429      $    121,786      $    542,598      $    487,272

Gross profit (loss)
  Rehabilitation                        $     23,309      $     13,737      $     94,305      $     84,215
  Tunneling                                  (11,767)            2,221            (3,128)           11,946
  Tite Liner                                   1,750             1,745             8,322             6,497
Total gross profit                      $     13,292      $     17,703      $     99,499      $    102,658

Operating income (loss)
  Rehabilitation                        $      2,733      $     (8,028)     $     17,132      $     14,465
  Tunneling                                  (14,238)             (337)          (13,208)            3,956
  Tite Liner                                     643               714             4,254             3,170
Total operating income (loss)           $    (10,862)     $     (7,651)     $      8,178      $     21,591


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                          INSITUFORM TECHNOLOGIES, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (In thousands)


                                                December 31, 2004   December 31, 2003
ASSETS
 CURRENT ASSETS
  Cash and cash equivalents                       $      93,246     $      93,865
  Restricted cash                                         1,705             6,126
  Receivables, net                                       78,665            90,814
  Retainage                                              25,655            24,902
  Costs and estimated earnings
    in excess of billings                                34,789            27,853
  Inventories                                            13,339            12,935
  Prepaid expenses and other assets                      21,469            19,515
  Assets related to discontinued
    operations                                               --             1,263
 TOTAL CURRENT ASSETS                                   268,868           277,273
 PROPERTY, PLANT AND EQUIPMENT,
  less accumulated depreciation                          90,846            75,667
 OTHER ASSETS
  Goodwill                                              131,540           131,613
  Other assets                                           17,567            23,807
 TOTAL OTHER ASSETS                                     149,107           155,420

TOTAL ASSETS                                      $     508,821     $     508,360

LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
  Current maturities of long-term
    debt and line of credit                       $      15,778     $      16,938
  Accounts payable and accrued
    expenses                                             85,398            82,670
  Billings in excess of costs
    and estimated earnings                               12,809             8,495
  Liabilities related to
    discontinued operations                                  --             1,770
 TOTAL CURRENT LIABILITIES                              113,985           109,873
 LONG-TERM DEBT, less current
    maturities                                           96,505           114,323
 OTHER LIABILITIES                                        6,848             3,530
 TOTAL LIABILITIES                                      217,338           227,726
 MINORITY INTERESTS                                       1,647             1,465
 TOTAL STOCKHOLDERS' EQUITY                             289,836           279,169

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                             $     508,821     $     508,360


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                          INSITUFORM TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                                  For the Twelve Months
                                                                   Ended December 31,
                                                                 2004              2003
Cash flows from operating activities:
Net income                                                  $         597      $       3,525
  Loss from discontinued operations                                    --              1,103
Income from continuing operations                                     597              4,628
Adjustments to reconcile net cash provided
  by operating activities:
  Depreciation                                                     17,502             15,521
  Amortization                                                      1,936              1,595
  (Gain) loss on sale of assets/investment                            610              1,375
  Write-off of debt issuance costs                                    226                 --
  Change in restricted cash related to
      operating activities                                           (181)             2,461
  Reserve for notes receivable                                         --              1,090
  Other                                                             4,922              1,912
  Asset impairment and restructuring charge                            --               (261)
  Deferred income taxes                                             1,481             (1,624)
  Changes in operating assets and liabilities,
      net of purchased businesses                                  15,464              5,157
     Net cash provided by operating activities
        of continuing operations                                   42,557             31,854
     Net cash provided by operating activities
        of discontinued operations                                     --              5,192
     Net cash provided by operating activities                     42,557             37,046
Cash flows from investing activities:
  Capital expenditures                                            (35,195)           (19,929)
  Proceeds from sale of fixed assets                                1,904              1,365
  Proceeds from sale of investment                                     --                 --
  Net proceeds from sale of businesses
     (discontinued operations)                                         --                 --
  Purchases of businesses, net of cash acquired                        --             (7,776)
  Other investing activities                                         (844)                --
Net cash used by investing activities                             (34,135)           (26,340)
Cash flows from financing activities:
  Proceeds from the issuance of common stock                        3,580                430
  Purchases of treasury stock                                          --             (1,597)
  Proceeds from long-term debt                                         --             65,112
  Principal payments on long-term debt and lines
     of credit, net                                               (18,978)           (50,224)
  Change in restricted cash related to
    financing activities                                            4,602             (4,602)
  Deferred financing costs paid                                      (633)              (867)
Net cash (used) provided in financing activities                  (11,429)             8,252
Effect of exchange rate changes on cash                             2,388              3,506
Net increase (decrease) in cash and cash
  equivalents                                                        (619)            22,464
Cash and cash equivalents, beginning of period                     93,865             71,401
Cash and cash equivalents, end of period                           93,246             93,865


CONTACT:  Insituform Technologies, Inc.
          Christian G. Farman, Senior Vice President and CFO
          (636) 530-8000